Exhibit 10.45

                              EMPLOYMENT AGREEMENT

Employment  Agreement made as of the 20th day of September  2002, by and between
Ultralife  Batteries,   Inc.  (the  "Company")  and  John  D.  Kavazanjian  (the
"Executive").

      INTRODUCTION. The Company hired the Executive pursuant to a letter dated June 14, 1999; attached hereto and made a part hereof. The Company and the Executive wish to extend the terms and conditions of the Executive's employment.

      1. EMPLOYMENT. The Company will employ the Executive as the President and Chief Executive Officer of the Company, in charge of all corporate, day-to-day and financial activities of the Company. The Executive will report to the Company's Board of Directors.

      2. COMPENSATION.

            (a) Salary. The Executive will receive a salary of $300,000 per annum. In no event will the executive's salary be less than $300,000 per annum during his employment except in that case where management or senior management has imposed upon it a temporary salary cut. In that contingency, Executive shall have the option to accept a similar salary cut, at his own and sole discretion. However, by accepting any temporary cut Executive does not waive any other rights under this agreement.

            (b) Other Benefits. The Executive will participate in all perquisites afforded to its senior management personnel from time to time, including participation in any bonus plans established for management or senior management of the Company.

      3. TERM.

            (a) This agreement is for "at-will" employment. However, should Executive be terminated by the Company, except for "cause", as defined below, prior to July 1, 2003, Executive shall be entitled to receive within 30 days following such termination $300,000, and that portion of the option granted in the offer dated June 14, 1999 which is scheduled to vest on the next July 12 will vest as of such termination date. Executive shall have (1) year after employment separation to exercise any vested but unexercised stock options. As used herein, "cause" shall be limited to gross negligence, willful misconduct or conviction of a felony.

            (a) (b) On February 1, 2003, both the Company and the Executive shall have the option of terminating this agreement effective June 30, 2003. Notice of intent to terminate shall be made in writing and delivered to the other party by February 1. In the event neither party opts to terminate, this agreement shall renew automatically for another year, each year, and the parties shall continue to be required to give notice of intent to terminate by February 1 of the year in which the agreement is intended to be terminated effective June 30.

      4. MISCELLANEOUS. This Agreement is the entire agreement with respect to the employment of the Executive by the Company and may be amended only by a written agreement signed by both parties to this Agreement. This Agreement shall be governed by the internal laws of the State of New York.

      IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed as of the date first set forth above.

Ultralife Batteries, Inc.

By:  /s/ Peter F. Comerford                 /s/ John D. Kavazanjian
---------------------------                 --------------------------
                                            John D. Kavazanjian


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